As filed with the Securities and Exchange Commission on November 29, 2006
                                                     Registration No. 333-135120
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                 AMENDMENT NO. 4
                                       ON
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                         MACRO SECURITIES DEPOSITOR, LLC
                                   (Depositor)
             (Exact name of registrant as specified in its charter)
                   Claymore MACROshares Oil Down Holding Trust
                  Claymore MACROshares Oil Down Tradeable Trust
                (Issuers with respect to the Offered Securities)

                    Delaware                                    20-1072523
(State or other jurisdiction of incorporation or             (I.R.S. Employer
           organization of registrant)                      Identification No.)

                             73 Green Tree Drive #9
                                 Dover, DE 19904
                                  (888) MACROS1
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 --------------

                             Mr. Samuel Masucci, III
                                    President
                         MACRO Securities Depositor, LLC

                             73 Green Tree Drive #9
                                 Dover, DE 19904
                                  (888) MACROS1
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                 --------------


                                   Copies to:

        Richard F. Kadlick, Esq.                   Nicholas Dalmaso, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP         Claymore Securities, Inc.
           Four Times Square                     2455 Corporate West Drive
        New York, New York 10036                      Lisle, IL 60532
             (212) 735-3000                            (630) 505-3700
       (212) 735-2000 (facsimile)                (630) 799-3834 (facsimile)

                                 --------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
                                                            --------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


=============================== ============== =========================== ====================== ================== ==============
                                                                              Proposed Maximum
     Title of Each Class of      Amount To Be   Proposed Maximum Aggregate   Aggregate Offering        Amount of
   Securities to Be Registered    Registered     Offering Price Per Unit          Price(1)         Registration Fee     Date Due
------------------------------- -------------- --------------------------- ---------------------- ----------------- --------------
Down-MACRO Tradeable Shares       7,500,000               $60                  $450,000,000         $48,150.00(2)   Dec. 29, 2026
------------------------------- -------------- --------------------------- ---------------------- ----------------- --------------
Down-MACRO Holding Shares         7,500,000               $60                  $450,000,000         $48,150.00(2)   Dec. 29, 2026
=============================== ============== =========================== ====================== ================= ==============


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) $107.00 of which has previously been paid in connection with the initial filing of this Registration Statement.

                                 --------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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                 PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

                                TABLE OF CONTENTS


Item 13.          Other Expenses of Issuance and Distribution.

         The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as set forth below.


Registration fees for the
Down-MACRO Holding Trust                   $        48,150
Registration fees for the
Down-MACRO Tradeable Trust                 $        48,150
Printing and engraving expenses            $       250,000*
Legal fees and expenses                    $     6,000,000*
Insurance                                  $       250,000*
Accounting                                 $       180,000*
Miscellaneous (including Trustee fees)     $       837,000*
------------------------------------------ -----------------
Total                                      $     7,613,300*

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*All such expenses are estimated and are subject to revision upon completion of the offering


Item 14. Indemnification of Directors and Officers.

         Section 18-108 of the Delaware Limited Liability Company Act, as amended (the "Delaware Act"), grants a Delaware limited liability company the power, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Section 8.1 of the Operating Agreement of the Depositor (the "Agreement") provides that no manager (or affiliate thereof), member or officer of the Depositor shall have any liability to the Depositor for any act or failure to act on behalf of the Depositor unless such act or failure to act resulted from the gross negligence or intentional misconduct of such person or entity. Section 8.2(a) of the Agreement provides that the managers (or any affiliate of the managers), any officers, directors, stockholders or employees of any affiliate of the managers and the members, officers and employees of the Depositor shall each be an "Indemnified Party" under the Agreement. In addition, Section 8.2(a) of the Agreement provides that to the fullest extent permitted by applicable law, the Depositor shall indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or is threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Depositor or which relates to or arises out of the Depositor or its property, business or affairs. An Indemnified Party shall not be entitled to indemnification with respect to any claim, issue or matter in which it has engaged in fraud, willful misconduct, bad faith or gross negligence.

         Section 18-303 of the Delaware Act provides that except as otherwise provided therein, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company. Section 3.3 and Section 4.8 of the Agreement provide that except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Depositor, whether existing in contract, tort, or otherwise, shall be obligations and liabilities of the Depositor and no member or manager shall be obligated personally for such debt, obligation or liability of the Depositor solely by means of being a member or manager of the Depositor. Section 8.2(a) provides that any Indemnified Party shall be fully protected from any action or inaction based upon or in accordance with the advice or opinions received from counsel or accountants consulted with respect to the affairs of the Depositor. Notwithstanding any of the foregoing to the contrary, the provisions of Section 8.2 of the Agreement shall not relieve any Indemnified Party of any liability, to the extent that such liability may not be waived, modified or limited under applicable law.

         Section 9.3 of the Down-MACRO Holding Trust Agreement provides that the Depositor and its members, managers, officers, employees, affiliates, and subsidiaries (each, a "Depositor Indemnified Parties") shall be indemnified by the Down-MACRO Holding Trust and held harmless against any loss, liability or expense incurred hereunder without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Depositor Indemnified Party arising out of or in connection with the performance of its obligations hereunder or any actions taken in accordance with the provisions of the Down-MACRO Holding Trust Agreement or (2) reckless disregard on the part of such Depositor Indemnified Party of its obligations and duties under the Down-MACRO Holding Trust Agreement. Each Depositor Indemnified Party shall also be indemnified by the Down-MACRO Holding Trust and held harmless against any loss, liability or expense arising under the Income Distribution Agreement, the Settlement Contracts or any Participants Agreement insofar as such loss, liability or expense arises from any untrue statement or alleged untrue statement of a material fact contained in any written statement provided to the Depositor by any of the Calculation Agent, the Administrative Agent and the Trustee. Such indemnity shall include payment from the Down-MACRO Holding Trust of the costs and expenses incurred by such Depositor Indemnified Party in defending itself against any such indemnified claim or liability. Capitalized terms used in this paragraph shall have the meanings set forth in the form of Claymore MACROshares Oil Down Holding Trust Agreement filed as exhibit 4.1 hereto.

         Section 10.1 of the Down-MACRO Tradeable Trust Agreement provides that in the absence of gross negligence or willful misconduct on the part of the Depositor, Administrative Agent, MacroMarkets or the Trustee, the Depositor, the Administrative Agent, MacroMarkets and the Trustee shall not be liable for any action taken, suffered or omitted by it in the performance of its duties under the Down-MACRO Tradeable Trust Agreement. The Depositor, the Administrative Agent, MacroMarkets and the Trustee shall not be liable for any error in judgment made in good faith unless such party has been grossly negligent in ascertaining or failing to ascertain the pertinent facts. In no event shall the Depositor, the Administrative Agent, MacroMarkets or the Trustee be liable for special, consequential or punitive damages or for any failure or delay in the performance of its obligations under the Down-MACRO Tradeable Trust Agreement due to forces reasonably beyond the control of the Depositor, the Administrative Agent, MacroMarkets or the Trustee including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services including, without limitation, Internet services; it being understood that the Depositor, the Administrative Agent, MacroMarkets and the Trustee shall each use commercially reasonable efforts which are consistent with accepted practices in its industry to resume performance as soon as practicable under the circumstances. Capitalized terms used in this paragraph shall have the meanings set forth in the form of Claymore MACROshares Oil Down Tradeable Trust Agreement filed as exhibit 4.2 hereto.

Item 15. Recent Sales of Unregistered Securities.

      Not applicable.

Item 16.  Exhibits and Financial Statement Schedules.

      (a)      Exhibits


    Exhibit
    Number      Description
 -----------    ---------------------------------------------------------------------------------------------------------
       3.1      Certificate of Formation of MACRO Securities Depositor, LLC, dated April 28, 2004*

       3.2      Second Amended and Restated Operating Agreement of MACRO Securities Depositor, LLC, dated October 1, 2006*

     4.1.1      Claymore MACROshares Oil Down Holding Trust Agreement, dated November 15, 2006*

     4.1.2      Amended and Restated Claymore MACROshares Oil Down Holding Trust Agreement, dated November 24, 2006*

     4.2.1      Claymore MACROshares Oil Down Tradeable Trust Agreement, dated November 15, 2006*

     4.2.2      Amended and Restated Claymore MACROshares Oil Down Tradeable Trust Agreement, dated November 24, 2006*

       4.3      Participants Agreement, dated November 24, 2006*

     4.4.1      1992 ISDA Master Agreement, dated November 24, 2006*

     4.4.2      Schedule to 1992 ISDA Master Agreement, dated November 24, 2006*

       4.5      Income Distribution Agreement, dated November 24, 2006*

       4.6      Form of Settlement Contract*

       4.7      MACRO License Agreement, dated November 22, 2006*

       4.8      NYMEX Sublicensing Agreement, dated November 22, 2006*

       5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality

       8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters*

    10.1.1      The Depository Trust Company Agreement for the Claymore MACROshares Oil Down Holding Trust
                Agreement, dated November 15, 2006*

    10.1.2      The Depository Trust Company Agreement for the Claymore MACROshares Oil Down Tradeable
                Trust Agreement, dated November 15, 2006*

      23.1      Consents of Accountants*

      23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in its opinions filed as Exhibits 5 and 8)*

      24.1      Power of Attorney, dated as of November 27, 2006*

      99.1      Claymore MACROshares Oil Up Holding Share and Tradeable Share Prospectus, dated November 29, 2006*

    99.2.1      Amended and Restated Claymore MACROshares Oil Up Holding Trust Agreement, dated November 24, 2006*

    99.2.2      Claymore MACROshares Oil Up Holding Trust Agreement, dated November 15, 2006*

    99.3.1      Amended and Restated Claymore MACROshares Oil Up Tradeable Trust Agreement, dated November 24, 2006*

    99.3.2      Claymore MACROshares Oil Up Tradeable Trust Agreement, dated November 15, 2006*


 -------------------------
 * Previously filed.


Item 17. Untertakings

         The undersigned Registrant hereby undertakes

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, ea0ch such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) If applicable, to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (5) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-1 and has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 29, 2006.



                        MACRO SECURITIES DEPOSITOR, LLC,
                        as Depositor of the Claymore MACROshares Oil
                        Down Holding Trust and the Claymore
                        MACROshares Oil Down Tradeable Trust,



                        By:      /s/ Samuel Masucci, III
                                ---------------------------------------------
                                Name:   Samuel Masucci, III
                                Title:  President and Principal Executive
                                        Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                     Capacity                     Date
---------------------------   -----------------------------   ------------------


/s/ Samuel Masucci, III       President and Principal          November 29, 2006
------------------------      Executive Officer
Samuel Masucci, III


/s/ Steve Hill                Principal Financial Officer      November 29, 2006
------------------------      and Principal Accounting
Steve Hill                    Officer


/s/ Nicholas Dalmaso          General Counsel and Manager      November 29, 2006
------------------------
Nicholas Dalmaso


/s/ Robert Tull               Manager                          November 29, 2006
------------------------
Robert Tull
---------------------------   -----------------------------   ------------------

                                                       EXHIBIT INDEX



    Exhibit
    Number      Description
 -----------    ---------------------------------------------------------------------------------------------------------
       3.1      Certificate of Formation of MACRO Securities Depositor, LLC, dated April 28, 2004*

       3.2      Second Amended and Restated Operating Agreement of MACRO Securities Depositor, LLC, dated October 1, 2006*

     4.1.1      Claymore MACROshares Oil Down Holding Trust Agreement, dated November 15, 2006*

     4.1.2      Amended and Restated Claymore MACROshares Oil Down Holding Trust Agreement, dated November 24, 2006*

     4.2.1      Claymore MACROshares Oil Down Tradeable Trust Agreement, dated November 15, 2006*

     4.2.2      Amended and Restated Claymore MACROshares Oil Down Tradeable Trust Agreement, dated November 24, 2006*

       4.3      Participants Agreement, dated November 24, 2006*

     4.4.1      1992 ISDA Master Agreement, dated November 24, 2006*

     4.4.2      Schedule to 1992 ISDA Master Agreement, dated November 24, 2006*

       4.5      Income Distribution Agreement, dated November 24, 2006*

       4.6      Form of Settlement Contract*

       4.7      MACRO License Agreement, dated November 22, 2006*

       4.8      NYMEX Sublicensing Agreement, dated November 22, 2006*

       5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality

       8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters*

    10.1.1      The Depository Trust Company Agreement for the Claymore MACROshares Oil Down Holding Trust
                Agreement, dated November 15, 2006*

    10.1.2      The Depository Trust Company Agreement for the Claymore MACROshares Oil Down Tradeable
                Trust Agreement, dated November 15, 2006*

      23.1      Consents of Accountants*

      23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in its opinions filed as Exhibits 5 and 8)*

      24.1      Power of Attorney, dated as of November 27, 2006*

      99.1      Claymore MACROshares Oil Up Holding Share and Tradeable Share Prospectus, dated November 29, 2006*

    99.2.1      Amended and Restated Claymore MACROshares Oil Up Holding Trust Agreement, dated November 24, 2006*

    99.2.2      Claymore MACROshares Oil Up Holding Trust Agreement, dated November 15, 2006*

    99.3.1      Amended and Restated Claymore MACROshares Oil Up Tradeable Trust Agreement, dated November 24, 2006*

    99.3.2      Claymore MACROshares Oil Up Tradeable Trust Agreement, dated November 15, 2006*


 -------------------------
 * Previously filed.